UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2011

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Equity Grants

Named Executive Officers – March 2011

On March 29, 2011 the Compensation Committee (the “Committee”) of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”), acting pursuant to the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”), granted nonqualified stock options and restricted stock units to certain members of management, including certain of the named executive officers of the Company (as defined in the regulations of the Securities Exchange Act of 1934).

Set forth below is a summary of the equity grants made to the named executive officers, including the number of shares of common stock of the Company underlying each of the equity grants:

	Securities (Common Stock) Underlying Equity Grants
Named Executive Officer	Nonqualified Stock Options (1)	Restricted Stock Units – Time – Based (2)	Restricted Stock Units – Performance- Based (3)
Rion B. Needs, President and Chief Executive Officer	66,667	22,222	29,630
Reid E. Simpson, Senior Vice President and Chief Financial Officer	—	14,719	—
Deborah L. Everly, Senior Vice President and Chief Acquisitions Officer	11,290	12,237	5,018
Darin B. Herring, Vice President - Legal Collections	5,143	8,402	2,286
Mark J. Cavin, Vice President - Collections	4,351	7,424	1,934

(1)	The nonqualified stock options are exercisable for the indicated number of shares of common stock, have a per share exercise price of $5.39, the closing price of the Company’s common stock on the March 29, 2011 grant date, and vest in four equal installments beginning on the first anniversary of the grant date.
(2)	Each restricted stock unit represents the contingent right to receive one share of the Company’s common stock. These restricted stock units are time-based and vest in three equal installments beginning on the second anniversary of the March 29, 2011 grant date.
(3)	Each restricted stock unit represents the contingent right to receive one share of the Company’s common stock. These restricted stock units are performance-based, using a return on invested capital metric. Up to one-third of the total number of awarded restricted stock units vest on each of the first, second and third anniversaries of the grant date, provided that the named executive officer’s Continuous Service (as defined in the Stock Incentive Plan) as an employee of the Company has not ended before such vesting date and the applicable performance-based criteria has been satisfied. With respect to the criteria for the performance-based restricted stock units, up to one-third of the restricted stock units awarded the named executive officer shall vest on the above-described vesting dates depending on the achievement by the Company of specified performance levels, provided that, if performance targets are not met with respect to the first or second year, the awards related to those years could vest in the event that the cumulative effect of the Company’s performance during such period achieves the required target. The return on invested capital performance required for vesting of all or a part of these restricted stock units has not been included in this description in order to maintain the confidentiality of the Company’s confidential commercial or business information.

Senior Vice President and Chief Financial Officer – January 2011

On January 6, 2011 the Committee, acting pursuant to the Company’s Stock Incentive Plan, approved the grant of 48,465 restricted stock units to Mr. Simpson, our Senior Vice President-Finance and Chief Financial Officer. The grant date was effective on January 6, 2011. Each restricted stock unit represents the contingent right to receive one share of the Company’s common stock. These restricted stock units are time-based and vest in three equal installments on May 17, 2011, 2012 and 2013.

General

In connection with the equity grants described above to the named executive officers, the Committee approved the terms of the agreements to be used in connection with the grant of nonqualified stock options and the award of time-based and performance-based restricted stock units.

Each of the equity grants made to the named executive officers described above are subject to a recapture of the grants and the proceeds thereof in the event the named executive officer violates the terms of the underlying agreements evidencing the equity grants, including any violation by the named executive officer of his or her obligations with respect to non-interference, non-disclosure and non-competition covenants with the Company as set forth in his or her employment agreement or other stand-alone agreement, as the case may be.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 4, 2011	Asset Acceptance Capital Corp.

	By:	/s/ E. L. Herbert
		Name:	E. L. Herbert
		Title:	Vice President and General Counsel

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